Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES OFFERING OF DEBT SECURITIES

New York, NY – June 8, 2009 – The Interpublic Group of Companies, Inc. (NYSE:IPG) today announced that it has launched an offering of $500 million principal amount of senior unsecured notes with an eight-year tenor.

Interpublic intends to apply the proceeds from the offering of the notes toward the payment of the purchase price in a tender offer, which it announced today, for certain outstanding debt securities. Any funds raised in the offering but not used in the tender offer will be used for the repayment, repurchase or redemption of other indebtedness, general corporate purposes and working capital.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. This press release is not an offer to sell or a solicitation of an offer to buy the securities.

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About Interpublic

Interpublic is one of the world’s leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group     1114 Avenue of the Americas     New York, NY 10036     212-704-1200 tel     212-704-1201 fax